EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We consent to the  incorporation by reference in the Registration  Statements of
Universal Security Instruments, Inc. and Subsidiaries on Form S-8 (No. 2-83323 dated May 4, 1983, No. 33-6953 dated July 2, 1986 and No. 33-21226 dated April 13, 1988) pertaining to the Non-Qualified Stock Option Plan and in the Registration Statement on Form S-8 (No. 33-21225 dated April 13, 1998) pertaining to the 1988 Employee Stock Purchase Plan, of our report dated June 8, 2001, included in the Annual Report of Universal Security Instruments, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2001 filed with the Securities and Exchange Commission.




Grant Thornton LLP
Baltimore, Maryland
January 28, 2002